Exhibit 10.3

AMENDMENT AND WAIVER

Amendment and Waiver dated as of July 7, 2005 (hereinafter “Agreement” or “Amendment and Waiver”) between Analysts International Corporation, a Minnesota corporation, (hereinafter “the Company”), and John D. Bamberger (hereinafter “Executive”).

WHEREAS, Executive is employed as Executive Vice President and Chief Operating Officer of the Company pursuant to the terms of an Employment Agreement dated as of October 31, 2001 (hereinafter “Employment Agreement”); and

WHEREAS, Section 3.4 of the Employment Agreement provides for certain rights of Executive if Executive terminates his employment for “Good Reason,” defined, in part, in the Employment Agreement as a material and substantial reduction by the Company in Executive’s job description or assignment by the Company of Executive to duties materially inconsistent with Executive’s expertise, experience and prior duties or the occurrence of a Change in Control as defined in Section 7.12 of the Employment Agreement; and

WHEREAS, Executive, as part of his employment with the Company, has executed an Agreement (hereinafter “Change in Control Agreement”) providing for certain payments and benefits under certain circumstances subsequent to a “Change in Control” as that term is defined therein; and

WHEREAS, Paragraph 2 of the Change in Control Agreement further provides, in part, that Executive may terminate his employment for any reason during a one-month period beginning on the first day of the eleventh month following a Change in Control (hereinafter “Eleventh Month Right to Terminate”) following a Change in Control and/or for “Good Reason” during the thirty-six month period following a Change in Control and receive, among other things, a cash payment (hereinafter the “Change in Control Payment”) equal to 2.99 times his “Eligible Earnings,” as that term is defined therein; and

WHEREAS, Executive holds options to purchase shares of the Company’s common stock (“Options”) under one or more of the Company’s stock option plans, (specifically, the Analysts International Corporation 1994 Stock Option Plan, the Analysts International Corporation 1999 Stock Option Plan, the Analysts International Corporation 2000 Nonqualified Stock Option Plan, the Analysts International Corp. 2004 Equity Incentive Plan, (collectively, the “Plans”)); and

WHEREAS, pursuant to the terms of certain of the Plans or by resolution adopted by the Company’s Board of Directors (or a committee thereof) the vesting of such Options will accelerate upon completion of the Merger; and

WHEREAS, the Company entered into an Agreement and Plan of Merger (hereinafter “Merger Agreement”), dated as of April 12, 2005, with Computer Horizons Corporation (hereinafter “CHC”) and JV Merger Corp., a wholly-owned subsidiary of CHC; and

WHEREAS, pursuant to the Merger Agreement, the Company will be merged with and into JV Merger Corp. and will become a wholly-owned subsidiary of CHC (the “Merger”); and

WHEREAS, the Merger contemplated by the Merger Agreement constitutes a Change in Control as defined in the Change in Control Agreement and the Employment Agreement; and

WHEREAS, the Company and CHC have agreed and Executive has agreed in principle that, effective with the consummation of the Merger, Executive will be employed by CHC or the Company without reduction in Executive’s gross base salary as General Manager - Solutions; and

WHEREAS, Executive’s new position with CHC or the Company immediately after the consummation of the Merger may give rise to Executive’s right to terminate his employment for “Good Reason” as that term is defined in the Change in Control Agreement and in the Employment Agreement; and

WHEREAS, Executive and the Company have agreed that in exchange for the consideration set forth herein, Executive will forego and waive certain rights to receive the Change in Control Payment and other payments, rights and benefits under the Change in Control Agreement as further detailed herein, and has agreed to forego and waive the accelerated vesting of Options held by him, but only to the extent that Executive’s waiver of Good Reason pertains to the Merger, it being understood that such waiver of Good Reason shall have no force or effect with respect to any subsequent transactions or events; and

NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.  Waivers.  In consideration of the benefits to be conferred on Executive pursuant to Section 3 below, as well as the other provisions contained herein, Executive hereby agrees to the waivers set forth in this Section 1, but only to the extent that Executive’s Good Reason waiver pertains to the Merger, it being understood that such waiver of Good Reason shall have no force or effect with respect to any subsequent transactions or events.

a.               Waiver of Eleventh Month Right to Terminate.  Executive hereby expressly waives his Eleventh Month Right to Terminate his employment and receive any Change in Control Payment, as set forth in Section 2.(i) of the Change in Control Agreement.

b.     Waiver of Good Reason.  Executive hereby expressly waives his right to terminate his employment and receive any Change in Control Payment pursuant to Sections 14.(a), 14.(b), 14.(c) and 14.(d)(as it relates to travel only) of Exhibit A of the Change in Control Agreement or pursuant to Section 3.4 of the Employment Agreement,  provided that Executive’s waiver of Good Reason in this subparagraph b. is limited to Executive’s employment with CHC or the Company immediately following the completion of the Merger.

c.               Waiver of Acceleration of Vesting of Options.  Executive hereby waives the accelerated vesting of any Options held by him pursuant to the Plans.  Such Options shall continue to vest in accordance with the vesting schedule or schedules associated with the grant of such Options.

2.  Consent to Amendment of Paragraph 2.(a) of the Change in Control Agreement.  On the Effective Date (as defined below), Paragraph 2.(a) of the Change in Control Agreement is hereby deleted in its entirety and in lieu thereof the following provision is inserted:

(a)           Cash Payment.  Not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to Executive in an amount equal to (i) 2.99 times Executive’s Eligible Earnings, less (ii) any incentive compensation payments made to Executive for the year ending after Executive’s Date of Termination, less (iii) an amount equal to the cash payment(s) received by the Executive pursuant to Paragraph 3.(a) below, and less (iv) the value of any restricted shares of Company common stock awarded to Executive pursuant to Paragraph 3.(b) below (the “Restricted Stock”).  The value of the Restricted Stock shall be the price of CHC common stock at the close of the last regular NASDAQ trading session prior to the date of Executive’s Change in Control termination, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding day on which a sale of stock occurred.

3.  Consideration.  In exchange for the waiver(s) and consents set forth in Paragraphs 1 and 2 of this Agreement, Executive shall receive the consideration set forth below.

a.  Cash Payments.  On the Effective Date, Executive shall receive a lump sum cash payment in the gross amount of $ 200,000 (two hundred thousand dollars).  In addition, on the first anniversary date of the Effective Date, Executive shall receive an additional lump sum cash payment in the gross amount of $200,000 (two hundred thousand dollars).  Such payments will be subject to tax, benefits and other required or voluntary withholding.

b.  Restricted Stock.  On the Effective Date, Executive shall receive thirty thousand (30,000) shares of Restricted Stock issued pursuant to the Company’s 2004 Equity Incentive Plan and subject to a two-year vesting schedule for removal of the restrictive legend on the stock certificate issued after such award, with such restrictive legend to be removed on 50% of such shares on the first anniversary of the Effective Date and with such restrictive legend to be removed on the remaining 50% of such shares on the second anniversary of the Effective Date.  Executive shall sign a standard Restricted Stock Award agreement containing the restrictions outlined herein and under substantially similar terms and conditions as the Restricted Stock Agreement attached hereto as Exhibit A.

4.  Effective Date.  This Amendment and Waiver shall be effective after approval of the Merger by CHC’s and the Company’s respective shareholders (the “Effective Date”).  The parties agree that if the Merger is not consummated within thirty (30) days after the Effective Date, the waivers and consents contained in this Amendment and Waiver shall be null and void, and Executive shall repay or surrender, as the case may be, any and all consideration received pursuant to this Amendment and Waiver.  The parties further agree that in the event that the Merger is consummated, but Executive is not employed after the consummation of the Merger as contemplated by this Amendment and Waiver, the terms of Executive’s Change in Control Agreement and Employment Agreement shall control, and the parties shall take all appropriate action necessary and cooperate to the fullest extent to give effect to the terms of the Change in Control Agreement and Employment Agreement, as amended hereby.

5.  Additional Covenants.

a.  Consent of CHC.  The provisions of this Agreement shall be subject to, and shall have no effect until, consent in writing by CHC.

b.  Employment with CHC or the Company.  Executive’s employment agreement with CHC or the Company following the Merger shall include a gross base salary at least equal to that currently being paid to the Executive and shall include reasonable change in control provisions generally calling for, at a minimum, a cash payment of two times the sum of gross annual base salary plus targeted incentive compensation.

6.  Advice of Counsel.  Executive understands and acknowledges that he has been free to seek the advice of his own counsel and hereby acknowledges that he has either sought such advice and counsel prior to executing this Amendment and Waiver or has chosen to forego such right.

7.  Effect of Amendment and Waiver. Except as expressly amended or waived as set forth in this Amendment and Waiver, all of the other provisions of Executive’s Change in Control Agreement and his Employment Agreement shall remain in full force and effect without modification or waiver unless later agreed to in writing.

8.  Governing Law.  This Agreement shall be governed by and construed and interpreted exclusively in accordance with the applicable laws of the State of Michigan, without regard to its conflicts of law provisions that might refer to the construction or interpretation of this Agreement to the laws of another state.

9.  Successors.  This Amendment and Waiver shall be binding upon the Company’s successors and assigns and Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment and Waiver.

EXECUTIVE		ANALYSTS INTERNATIONAL CORPORATION

/s/ John D. Bamberger		By:	/s/ Michael J. LaVelle
John D. Bamberger			Michael J. LaVelle

		Its:	Chairman and Chief Executive Officer

Agreed and consented to by:

COMPUTER HORIZONS CORPORATION

By:	/s/ Michael C. Caulfield
Name

Its:	General Counsel and Secretary

Date:	July 8, 2005